AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 13th day of April, 2006 between OCCULOGIX, INC. (the “Corporation”), a corporation incorporated under the laws of the State of Delaware, and John Cornish who resides at 531 Fernshire Drive in the City of Palm Harbor in the State of Florida (hereinafter referred to as the “Employee”).

WHEREAS the Corporation and the Employee entered into an employment agreement, dated as of April 1, 2005, setting forth the rights and obligations of each of them with respect to the Employee’s employment with the Corporation (the “Employment Agreement”);

AND WHEREAS the Corporation and the Employee entered into an amending agreement, dated as of June 1, 2005, amending the Employment Agreement in order to increase the percentage of the working time and attention of the Employee to be devoted to his employment with the Corporation from 80% to 85% and in order to increase his per annum salary commensurately to $113,104 (the “First Amending Agreement”);

AND WHEREAS, as of July 1, 2005, following his performance review, the Employee’s per annum salary was increased to $116,723;

AND WHEREAS, the Corporation’s requirement for the Employee’s services has changed;

AND WHEREAS the Corporation and the Employee have agreed that it would be in the best interests of both of them for the Employee to devote less of his working time and attention to his employment with the Corporation;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in the Employment Agreement, as amended by the First Amending Agreement and as further amended by this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1.	Section 3 of the Employment Agreement, as amended by the First Amending Agreement, is hereby deleted in its entirety and replaced with the following provision:

3. Performance of Duties

During the Employment Period, the Employee shall faithfully, honestly and diligently serve the Corporation and its Subsidiaries as contemplated above. The Employee shall devote 50% of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Corporation.

2.	Section 5.1 of the Employment Agreement, as amended by the First Amending Agreement, is hereby deleted in its entirety and replaced with the following provision:

5.1
Salary. The Corporation shall pay the Employee a salary (the “Salary”), minus applicable deductions and withholdings, in respect of each Year of Employment in the Employment Period, calculated at the rate of $68,660 per annum, payable in equal installments according to the Corporation’s regular payroll practices. The Salary shall, in the sole and absolute discretion of the board of directors of the Corporation, be subject to an increase on the basis of an annual review. The Salary shall be prorated in respect of the First Year of Employment such that the Employee shall be entitled to and the Corporation shall be required to pay in respect of such year only the pro rata portion of the Salary that corresponds to the number of days, after May 31, 2005, worked by the Employee in the First Year of Employment.

For greater certainty, during the period between June 1, 2005 and June 30, 2005 inclusive and the period between July 1, 2005 to April 12, 2006 inclusive, the Salary (as such term is defined in the Employment Agreement) payable to the Employee was $113,104 and $116,723, respectively, pro rated to the number of days worked by the Employee during each of such period.

3.
Notwithstanding Section 2 of this Amending Agreement and the amendment to Section 5.1 of the Employment Agreement effected thereby, the term “Salary” shall mean $116,723 for all purposes of the provisions of Sections 9 and 10 of the Employment Agreement.

4.	The Employment Agreement, as amended by the First Amending Agreement, remains in full force and effect, unamended, other than as amended by this Amending Agreement.

5.
This Amending Agreement may be signed by facsimile and in counterpart, and each such counterpart will constitute an original document, and such counterparts, taken together, will constitute one and the same instrument.

6.
This Amending Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflict of laws rules which are deemed inapplicable herein. The parties hereto each consent to the personal jurisdiction of the federal and state courts of the State of Florida.

7.	The Employee acknowledges that:

(a)	he has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	he has read and understands the terms of this Amending Agreement and his obligations under the Employment Agreement, as amended by this Amending Agreement;

(c)	he has been given an opportunity to obtain independent legal advice, and such other advice as he may desire, concerning the interpretation and effect of this Amending Agreement; and

(d)
this Amending Agreement is entered into voluntarily and without any pressure and that his continued employment with the Corporation has not been made conditional on execution and delivery by him of this Amending Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

/s/ John Cornish
Signature of Witness		John Cornish

Name of Witness (please print)
OCCULOGIX, INC.
	By:	/s/ Thomas P. Reeves
Thomas P. Reeves
President and Chief Operating Officer